Exhibit 10.2

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

August 31, 2009

USF Research Foundation, Inc.

Attention: Business Manager

USF Box 30445

Tampa, Florida 33620-3044

Re:	Amendment No. 1 to Amended and Restated License Agreement (this “Amendment”)

Ladies and Gentlemen:

Reference is made to the Amended and Restated License Agreement between Targacept, Inc. (“Targacept”) and University of South Florida Research Foundation, Inc. (“USFRF”) dated March 9, 2004 (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Paragraph 16.2 of the Agreement provides that the Agreement shall not be subject to any change or modification except by the execution of a written instrument signed by Targacept and USFRF, and each of Targacept and USFRF desires to amend the Agreement as provided herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Targacept and USFRF agree as follows:

1. the Agreement is hereby amended by:

a. adding the following new Paragraph 1.17A:

“1.17A “Sublicense Agreement” means any agreement, however characterized, pursuant to which LICENSEE grants a sublicense to any or all of the Patent Rights to a third party.”;

b. deleting the text of Paragraph 1.18 in its entirety and replacing it with the following:

““Sublicense Fees” shall mean any fees (including the fair market value of any consideration paid other than in cash) received by LICENSEE from a sublicensee for a sublicense of Patent Rights, excluding (i) royalties on the sale or lease of Licensed Products, (ii) amounts received that are specifically allocated to research and development for, or to the manufacture or supply of, a Licensed Product or Licensed Process, (iii) amounts received that LICENSEE is required to repay (e.g., a loan), (iv) amounts received in exchange for securities of LICENSEE or any of its affiliates (not to exceed the fair market value of such securities), and (v) amounts received as reimbursement for the costs or expenses of filing, prosecuting or maintaining the Patent Rights (but limited to costs and expenses incurred after the effective date of the applicable Sublicense Agreement). For clarity, amounts received based on the achievement by LICENSEE or its sublicensee of specified development events, regulatory events or sales milestones for Licensed Products are Sublicense Fees. For further clarity, and notwithstanding anything in this Agreement to the contrary, Sublicense Fees do not include any payment received by LICENSEE from a sublicensee that is not for a sublicense of Patent Rights.

c. renumbering the second Paragraph 2.7 as Paragraph 2.8.

d. deleting the text of Paragraph 3.1 in its entirety and replacing it with the following:

“LICENSEE shall use commercially reasonable efforts (either alone or through research collaborations or alliances with research organizations, pharmaceutical companies or other third parties) to market and sell, or to develop, one or more Licensed Products or Licensed Processes through a diligent program for exploitation of the Patent Rights, and LICENSEE’s uncured failure to use such efforts shall be grounds for RESEARCH FOUNDATION to terminate this Agreement pursuant to Paragraph 13.3. Without limiting the generality of the foregoing, until the NDA Filing Date, LICENSEE (together with any sublicensees) shall: (i) spend a minimum of [********] related to research and development of one or more Licensed Products; provided that, for the avoidance of doubt, any or all of such amount may [********]; and (ii) deliver to RESEARCH FOUNDATION, at least annually, a brief report summarizing its research and development activities completed since the last report, research and development activities currently in process, planned future research and development activities and research and development work being performed by third parties. If RESEARCH FOUNDATION believes LICENSEE is failing to comply with its obligations under this Paragraph 3.1, RESEARCH FOUNDATION may send notice to the LICENSEE asserting such belief and the basis therefor. LICENSEE shall have sixty (60) days from its receipt of such notice either to (i) commence compliance with its obligations under this Paragraph 3.1 to RESEARCH FOUNDATION’s reasonable satisfaction or (ii) send notice to RESEARCH FOUNDATION requesting that such issue be resolved in accordance with Article XII, in which case the procedures set forth in Article XII shall be followed.”

e. deleting the text of clause (1) of Paragraph 4.1(b) in its entirety and replacing it with the following:

“the obligations in this Paragraph 4.1(b) shall expire with respect to Net Sales of a particular Licensed Product in a particular country on the date of expiration of the last-to-expire patent included in the Patent Rights that includes at least one (1) Valid Claim covering, in whole or in part, such Licensed Product in such country;”

f. deleting the text of Paragraph 3.2 in its entirety and replacing it with “Reserved”:

g. deleting the text of Paragraph 13.6 in its entirety and replacing it with the following:

“If not earlier terminated, this Agreement shall terminate on the date of expiration of the last-to-expire patent included in the Patent Rights that includes at least one (1) Valid Claim covering, in whole or in part, a Licensed Product, and LICENSEE shall thereupon have the rights and licenses set forth in Paragraphs 2.1(a) and 2.4 without any further obligation to RESEARCH FOUNDATION hereunder, which rights and licenses shall survive such termination.”

2. All of the terms and conditions of the Agreement not expressly amended hereby shall continue in full force and effect.

3. This Amendment may be executed in multiple counterparts (which may be exchanged by facsimile or PDF with the same legal effect as if exchanged manually), each of which shall be deemed an original and all of which, taken together, shall be deemed a single instrument.

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Please indicate your acknowledgment of, and agreement with, the foregoing by executing the duplicate copies of this Amendment and returning one fully-executed original to my attention.

Sincerely,

TARGACEPT, INC.

By:	/s/ Jeffrey P. Brennan
Jeffrey P. Brennan
Vice President, Business and Commercial Development

Acknowledged and agreed:

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ Rod Casto	Date: 9/21/09
Name: Rod Casto, PhD
Title: Corporate Secretary

UNIVERSITY OF SOUTH FLORIDA

By:	/s/ Valerie Landrio McDevitt	Date: 9/2/09
Name: Valerie Landrio McDevitt
Title: Assistant Vice President, Division of Patents & Licensing

By:	/s/ Diego Vazquez	Date: 9/2/09
Name: Diego Vazquez
Title: Interim Associate Vice President